Exhibit 99.1

SINTX TECHNOLOGIES ENTERS A LONG-TERM SUPPLY AGREEMENT FOR AEROSPACE COMPONENTS

SALT LAKE CITY, November 7, 2023 (GLOBE NEWSWIRE) -- SINTX Technologies, Inc. (www.sintx.com) (NASDAQ: SINT; “SINTX” or the “Company”), a manufacturer and developer of advanced ceramic materials and related technologies, announced that it has entered a Long-Term Agreement (LTA) to supply jet engine components made of its silicon nitride. The agreement materialized after a rigorous 2-year qualification of the Company’s Operational and Quality Management Systems and manufacturing capabilities, and successful testing of prototype components.

“To meet the challenge of making aerospace parts with complex designs, SINTX had to innovate new manufacturing capabilities and processes,” said Dave O’Brien, Executive Vice President and Chief Operating Officer at SINTX. “This entailed going beyond our expertise in producing medical implants into manufacturing strong and durable jet engine components under an AS9100D certified quality management system.”

“This LTA is one example of the non-medical opportunities that SINTX is targeting, as the Company seeks to expand its capabilities beyond biomedical implants toward producing industrial and aerospace products. SINTX’s Maryland facility, for instance, is making prototypes for several energy and defense applications,” added Mr. O’Brien.

There are no minimum requirements under the LTA, and annual revenues are projected to be less than $0.25 million. The LTA allows SINTX to fulfill all of the customer’s requirements for silicon nitride aerospace components as long as SINTX meets specified quality, delivery, and purchase order metrics. The LTA extends to the end of 2026 with a customer option for renewal, and with periodic demand forecasts guiding supply plan management and revenues.

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About SINTX Technologies, Inc.

SINTX Technologies is an advanced ceramics company that develops and commercializes materials, components, and technologies for medical and technical applications. SINTX is a global leader in the research, development, and manufacturing of silicon nitride, and its products have been implanted in humans since 2008. Over the past two years, SINTX has utilized strategic acquisitions and alliances to enter into new markets. The Company has manufacturing facilities in Utah and Maryland.

For more information on SINTX Technologies or its materials platform, visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including, but not limited to, statements regarding SINTX’s ability to effectively manufacture ceramic products, the market for and benefits of SINTX’s ceramic products, SINTX’s ability to effectively compete in the medical, industrial, and aerospace industries, and other statements that are not based on historical fact. Such forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from current expectations. Risks and uncertainties that may cause such differences include, among other things: SINTX’s products may not prove to be as effective as other products currently being commercialized or to be commercialized in the future by competitors; risks inherent in manufacturing and scaling up to commercial quantities while maintaining quality controls and qualification standards; the uncertainties inherent in new product development, including the cost and time required to commercialize such product(s); market acceptance of SINTX’s products once commercialized; risks related to manufacturing products and market acceptance in the highly regulated aerospace industry; SINTX’s ability to realize revenue and meet its order obligations under the LTA; the customer’s right to terminate the LTA; volatility in the price of SINTX’s common stock; SINTX’s ability to raise funding and other competitive developments. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 29, 2023, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Business and Media Inquiries for SINTX:

SINTX Technologies

801.839.3502

IR@sintx.com